INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-1/A (Amendment No. 6)) and the use therein of our report dated January 30, 2026 except for additional disclosure added to Notes 3 and 11, as to which the date is February 25, 2026 relating to the audited financial statements of Conexeu Sciences Inc. for the fiscal years ended October 31, 2025 and 2024, which is part of the Registration Statement.  Our report contains an explanatory paragraph regarding Conexeu Sciences Inc.'s ability to continue as a going concern.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

April 17, 2026